CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Schwab Strategic Trust of our reports dated February 19, 2019, relating to the financial statements and financial highlights, which appear in Schwab U.S. TIPS ETF, Schwab Short-Term U.S. Treasury ETF, Schwab Intermediate-Term U.S. Treasury ETF and Schwab U.S. Aggregate Bond ETF’s Annual Reports on Form N-CSR for the year ended December 31, 2018. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm,” “Portfolio Holdings Disclosure” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

April 22, 2019